UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 2, 2011

ACXIOM CORPORATION

(Exact Name of Registrant as Specified In Charter)

 Delaware

(State or Other Jurisdiction of Incorporation)

0-13163	71-0581897
(Commission File Number)	(IRS Employer Identification No)

601 E. Third St., Little Rock, Arkansas	72201
(Address of Principal Executive Offices)	(Zip Code)

501-342-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2011, Acxiom Corporation, a Delaware corporation (the “Company”), announced that it had entered into a Retention Agreement with Christopher W. Wolf to retain Mr. Wolf’s services as Chief Financial Officer of the Company through June 1, 2011.  Mr. Wolf had previously informed the Company of his intention to resign for personal reasons from his position as Chief Financial Officer of the Company.  In conjunction with Mr. Wolf’s departure, the Company appointed Art G. Kellam, the Company’s vice president – finance and corporate controller, as the interim principal financial and accounting officer of the Company effective as of June 2, 2011.  He will retain his present title and continue to serve in his present position during his tenure as the interim principal financial and accounting officer of the Company.

Mr. Kellam, age 48, joined the Company in 1996.   As vice president – finance and corporate controller of the Company, a position Mr. Kellam has held since 2007, he is responsible for the Company’s accounting functions and external and internal financial reporting, as well as Sarbanes-Oxley compliance.  Previously, Mr. Kellam held various financial and accounting leadership roles with the Company.  Before joining the Company, Mr. Kellam was employed by KPMG LLP where he most recently was a Senior Manager in the audit practice serving clients in a variety of industries.  Mr. Kellam holds a bachelor’s degree in business administration from the University of Arkansas.

In connection with his appointment as interim principal financial officer and principal accounting officer, Mr. Kellam received a retention award of 2,000 restricted stock units that will vest in equal increments over a period of four years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2011	ACXIOM CORPORATION

By: /s/ Jerry C. Jones Jerry C. Jones Chief Legal Officer & Sr. Vice President